DATARAM               Dataram Contact:             Investor Contact:
                      Mark Maddocks,               Joe Zappulla
                      Vice President-Finance, CFO  Wall Street Investor
                                                   Relations
PRESS RELEASE         609-799-0071                 212-681-4100
                      info@ataram.com             JZappulla@WallStreetIR.com



                 DATARAM ADDS TWO NEW MEMBERS TO ITS BOARD OF
                                 DIRECTORS


PRINCETON, N.J. October 13, 2005 -- Dataram Corporation (NASDAQ: DRAM), a leading provider of server and workstation memory, today announced that it has added two new members to its Board of Directors, increasing its board membership to six. The new members joining Dataram's Board of Directors are Rose Ann Giordano and John H. Freeman.

Ms. Giordano is currently president of Thomis Partners, which engages in private investing and advisory service to early stage companies and non-profit organizations. Prior to Thomis Partners, she served as vice president of worldwide sales and marketing for Compaq Computer Corporation's $4.5 billion customer services division. Ms. Giordano also held a number of worldwide general management positions for Digital Equipment Corporation where she became the first female vice president and corporate officer of the company. Prior to joining Digital, she held marketing and sales management positions at Xerox Data Systems and was an associate member of the technical staff at Bell Telephone laboratories. Ms. Giordano serves on the Board of Directors of TimeTrade Inc., MIT Enterprise Forum/NE, the National Association of Corporate Directors/ New England and Emerson Hospital. Ms. Giordano is a summa cum laude graduate in mathematics from Marywood College and a graduate of the Stanford University Business School Executive Program.

Mr. Freeman is currently chief operating officer for Taratec Development Corporation, a leading life science consultancy that provides integrated business, information technology and regulatory compliance services to the world's largest and most successful life sciences companies. Prior to joining Taratec, Mr. Freeman was employed by IBM for thirty years, where he held positions of increasing responsibility in sales, marketing and operations management positions. He most recently was the executive in charge of IBM's Worldwide Pharmaceutical Segment where he was responsible for sales to global pharmaceutical companies. In this position, he was successful in driving revenue growth and transforming the segment into an integrated services, hardware and software business. Mr. Freeman holds a bachelor's degree in mathematics from Syracuse University and a master's degree in computer science from Pennsylvania State University.

"Rose Ann Giordano and John Freeman bring a great wealth of executive, sales, marketing and operations experience to our board, which should prove to be a tremendous asset as we continue building long-term value for our shareholders," said Robert Tarantino, Dataram's chairman, president and CEO.


ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 38 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.